Exhibit 10.2

THE SIMOX AND HYDROGEN LICENSE AGREEMENT

This Simox and Hydrogen License Agreement (the “Agreement”) is made by and between Ibis Technology Corporation (“Ibis”) and Nissin Ion Equipment Company, Ltd. (“Nissin”), each individually a “Party” and collectively the “Parties” to this Agreement.

WHEREAS, Ibis and Nissin are parties to an Asset Purchase Agreement entered into as of the Effective Date (the “Asset Purchase Agreement”) and this license is a deliverable at the Closing of the Asset Purchase Agreement;  and

WHEREAS, Nissin wishes to grant Ibis an exclusive license under the 1-D Patents and Dual Field Patents within the Simox Field, and non-exclusive licenses under the Bias Scan Patents within the Simox Field and under the 1-D Patents and Bias Scan Patents within the Hydrogen Separation Field.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.  Effective Date

The effective date of this Agreement shall be October 30, 2008 (“Effective Date”).

2.  Definitions

For the purposes of this Agreement: (i) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Section and paragraph references shall be to the Sections and paragraphs of this Agreement, unless otherwise specified; and (ii) the word “including” and “include” and words of similar import when used in this Agreement mean “including without limitation.”  As used herein, the following terms will have the following meanings:

(a) Patent Rights

“1-D Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent Nos. 5,311,028, issued May 10, 1994, entitled “System and Method for Producing Oscillating Magnetic Fields in Working Gaps Useful for Irradiating a Surface with Atomic and Molecular Ions”; 5,393,984, issued Feb. 28, 1995, entitled “Magnetic Deflection System for Ion Beam Implanters”; and 5,483,077, issued January 9, 1996, entitled “System and Method for Magnetic Scanning, Accelerating, and Implanting of an Ion Beam”, including all U.S. and foreign patents and any patent applications identified on Exhibit 1.

“Bias Scan Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent 5,438,203, issued August 1, 19995, entitled “System and Method for Unipolar Magnetic Scanning of Heavy Ion Beams”, including all U.S. and foreign patents and any patent applications identified on Exhibit 2.

“Dual Field Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent 5,672,879, issued September 30, 1997, entitled “System and Method for Producing Superimposed Static and Time-Varying Magnetic Fields”, including all U.S. and foreign patents and any patent applications identified on Exhibit 3.

(b) Additional Definitions

“Affiliate(s)” of a Party means a company or other legal entity, which now or hereafter controls, is controlled by, or is under common control with a Party.  Control shall mean either direct or indirect ownership or control of: (a) more than fifty percent (50%) of the outstanding shares or other securities entitled to vote for election of directors (or other managing authority); or (b) more than fifty percent (50%) of the equity interest of a company or other legal entity, but only as long as such control or ownership exists.

 “Hydrogen Separation Field” means the field of  use for the production of Hydrogen Wafers using high energy, high current ion implantation machines.

“Hydrogen Wafer” means a wafer in which a buried layer of hydrogen has been created in a semiconductor substrate by implantation of hydrogen ions, which enables fracture at the  buried layer of hydrogen to promote separation of the outer layer of the semiconductor substrate from the remaining body of the substrate.

 “Simox Field” means the field of use for the production of Simox Wafers using ion implantation machines.

“Simox Wafer” means a silicon wafer in which a buried layer of silicon dioxide has been created by implantation of oxygen ions into a silicon substrate and related processing steps to produce silicon-on-insulator material.

Any additional capitalized terms not defined herein, but defined in the Asset Purchase Agreement, shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

3.  License

Section 3.1.  Simox Licenses to Ibis.  Subject to the terms and conditions of this Agreement, Nissin hereby grants Ibis, a perpetual, world-wide, non-transferable (other than as permitted by Section 5.5), fully paid-up, exclusive license, with the right to grant sublicenses (through multiple tiers), to make, have made for Ibis’ and its sublicensees’ account, use, sell, offer to sell, import and distribute products, product systems and processes within the Simox Field under the 1-D Patents, Dual Field Patents and any related Know How.

Subject to the terms and conditions of this Agreement, Nissin hereby grants Ibis, a perpetual, world-wide, indivisible, non-transferable (other than as permitted by Section 5.5), fully paid-up, non-exclusive license, with the right to grant sublicenses (through multiple tiers), to make, have made for Ibis’ and its sublicensees’ account, use, sell, offer to sell, import and distribute products, product systems and processes within the Simox Field under the Bias Scan Patents and any related Know How.

Section 3.2  Non-Exclusive Hydrogen License to Ibis.  Subject to the terms and conditions of this Agreement, Nissin hereby grants Ibis, a perpetual, world-wide, sublicensable (through multiple tiers), non-transferable (other than as permitted by Section 5.5), fully paid-up, non-exclusive license to make, have made for Ibis’ and its sublicensees’ account, use, sell, offer to sell, import and distribute products, product systems and processes within the Hydrogen Separation Field under the 1-D Patents, Bias Scan Patents and any related Know How.

Section 3.3  Enforcement.  The licenses granted hereunder do not include the right to enforce the patents which shall remain solely with Nissin.  Within thirty (30) days of entering into any sublicense permitted under Sections 3.1 and 3.2, Ibis shall provide notice to Nissin of the entity licensed and the scope of the license(s) granted to such entity under the 1-D Patents, Dual Field Patents, Bias Scan Patents and/or any related Know How.

Section 3.4  License for [**] .  The Parties acknowledge that rights under certain Purchased Patents have been previously non-exclusively licensed pursuant to the [**] and the [**] and that these licenses remain in effect.

Section 3.5  Patent Marking.  Ibis will use reasonable efforts to mark all products covered by a claim licensed hereunder pursuant to the requirements of 35 U.S.C. § 287 (or successor statute, rule or regulation) and abroad in accordance with the statutes, rules and regulations of the relevant jurisdiction in which such products are sold.

Section 3.6  Disclaimer.  Other than the licenses explicitly provided in this Section 3, no other licenses in or to any other patent rights, whether expressly or by estoppel, implication, exhaustion, other doctrine of law, equity or otherwise, is granted by this Agreement.  Nissin reserves any and all rights not expressly granted herein.

4.             Representations and Warranties

Section 4.1  Organization, Power and Standing.  The Parties are duly organized, validly existing and in good standing, with all requisite corporate power and authority to own their properties and to conduct its business as and where its business is now conducted.

Section 4.2  Power and Authority.  The Parties have full corporate power and authority and have taken all required corporate action necessary to permit each to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required or contemplated hereby and none of such actions will violate any law, rule, regulation, statute or ordinance applicable to the Parties, violate any provisions of  any Party’s Certificate of Incorporation or By-Laws, each as amended, or result in any breach of, or default under, any agreement, instrument, order or judgment to which any Party is a party or by which any of its assets may be bound.

Section 4.3  Valid and Binding Obligation.  This Agreement constitutes, and each other instrument or agreement to be executed and delivered by the Parties in accordance herewith will constitute, the valid and legally binding obligation of the respective Party enforceable against the Parties in accordance with their respective terms.

Section 4.4  Disclaimer.  All other representations and warranties, including any implied warranty of merchantability, fitness for a particular purpose or non-infringement, are hereby disclaimed.  Without limitation, the Parties disclaim any warranty that the Purchased Patents licensed hereunder comprise all the rights and licenses necessary or desirable to practice, develop, make, sell, offer to sell or use any products and methods licensed hereunder.

5.             Miscellaneous

Section 5.1  Entire Agreement. This Agreement is the entire contract between the Parties with respect to the subject matter hereof, and supersedes any prior oral or written agreements or understandings between the Parties. This Agreement may not be modified except pursuant to a written instrument signed by all Parties.

Section 5.2  Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 5.3  No Waiver.  No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of the Agreement shall operate as a waiver of, or an estoppel with respect to any subsequent or other failure.  No waiver of any term or provision hereof shall be effective unless in writing signed by the Party waiving such term or provision.

Section 5.4  Severability. In case any provision of this Agreement shall be declared invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.  For any such provision, the Parties shall attempt in good faith to negotiate a substitute valid and enforceable provision(s) while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

Section 5.5  Assignment.  This Agreement and any of a Party’s duties or obligations hereunder shall not be assignable or transferable by such Party without the express prior written consent of the other Parties, except to a single purchaser or successor in ownership of substantially all of a Party’s assets related to the subject matter of this Agreement (e.g., the single purchaser or successor in ownership that may emerge as a bankruptcy action, including but not limited to any reorganized debtor).  Any assignment or transfer in violation of this section shall be void.  Subject to this paragraph, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

All of the license rights granted under this Agreement shall be deemed fully retained by and vested as rights to intellectual property protected under Section 365(n) of the United States Bankruptcy Code (and similar laws in other jurisdictions) (“Section 365(n)”); and the applicable licensee shall have all of the rights afforded to non-debtor licensees under Section 365(n).  A material consideration for the Parties entering into this Agreement is the acknowledgement that this Agreement may not be assigned (other than as provided by this Section), transferred or rejected by a Party or its bankruptcy trustee(s).

Section 5.6  Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the United States of America and the Commonwealth of Massachusetts without regard to conflicts of law provisions thereof, and the parties hereby submit to the exclusive jurisdiction over such disputes in the state and federal courts of the Commonwealth of Massachusetts and waive any objection to the propriety or convenience of venue in such courts.

Section 5.7  Counterparts. This Agreement may be executed manually or by facsimile transmission signature in any number of counterparts. Each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

Section 5.8  Expenses.  Each Party shall bear the expenses incurred by it relating to the transactions contemplated by this Agreement, including without limitation fees and expenses of counsel.

Section 5.9 Notices.  All notices to a Party hereto shall be in writing and delivered in person or by courier, with receipt showing acceptance signature, to such Party at its address set forth below with copies delivered as specified (or such other address as a Party may from time to time designate in writing to the other Parties):

If to Nissin:

Nissin Ion Equipment Co., Ltd.

575 Kuze Tonoshiro-cho

Minami-ku, Kyoto

601-8205, Japan

Attn: President

with a copy to:

Ropes & Gray LLP

Yusen Building 2F

3-2, Marunouchi 2-chome

Chiyoda-ku, Tokyo

100-0005 Japan

Attn: Hiroyuki Hagiwara

If to Ibis:

Ibis Technology Corporation

32 Cherry Hill Drive

Danvers, MA 01923

Attn: President

with a copy to:

Choate Hall & Stewart

Two International Place

Boston, MA 02110

Attn: Lawrence H. Gennari

Notice shall be deemed given upon receipt.

Section 5.10  Confidentiality.  No party shall reveal or disclose any of the terms and conditions of this Agreement to any non-party to this Agreement except under the following conditions:

(1)           with the prior written consent of the other Party;

(2)                                  in response to a requirement from any governmental body or court that has jurisdiction to request production of such information, whereby the recipient of this Agreement so produced shall  protect the confidentiality of the information produced to the maximum extent allowed under applicable law;

(3)                                  as otherwise required by law or legal process, whereby the recipient of this Agreement so produced agrees to protect the confidentiality of the information produced; or

(4)                                  to legal counselors, financial auditors and other similar professionals representing a Party or representing third parties (and to the third Parties, themselves) in the event of a merger or an acquisition of all or substantially all of the assets of  a Party or its Affiliates that relate to the subject matter of this Agreement, whereby the recipient of this Agreement agrees to protect the confidentiality of the information produced.

Should a Party be required to file this Agreement with a securities regulatory body, the Party will seek to obtain confidential treatment of mutually agreed portions of this Agreement.  Notwithstanding the foregoing, the Parties may disclose the general existence of the ownership interests and licenses granted hereunder to their customers and suppliers, as a Party’s business so requires.

Intending to be bound thereby, the Parties have caused their duly authorized representatives to execute this Agreement.

Ibis Technology Corporation

By:
Name:
Title:

Nissin Ion Equipment Company, Ltd.

By:
Name:
Title: